UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013 (June 6, 2013)

Trade Street Residential, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32365	13-4284187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 800, Aventura, Florida	33180
(Address of Principal Executive Offices)	(Zip Code)

(786) 248-5200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2013, Trade Street Residential, Inc. (the “Company”), through its operating partnership, Trade Street Operating Partnership, LP (the “Operating Partnership”), entered into a purchase and sale agreement (the “Purchase Agreement”) with unrelated third parties, Morrow Investors, Inc. and the individual members of Stacy Road Partners, LLC (the “LLC”), a Georgia limited liability company that owns The Avenues at Craig Ranch (the “Property”), to acquire 100% of the membership interests of the LLC. The Property, an apartment community located in McKinney, Texas, is currently under development and is anticipated to have 334 units. The purchase price is approximately $42.4 million and the Company intends to place mortgage financing on the Property at, or subsequent to, the closing.

The transaction is expected to close upon completion of the Property and after delivery of the final certificate of occupancy, which the Company anticipates will occur in the fourth quarter of 2013, and is subject to customary closing conditions. The Purchase Agreement contains other terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature, including a 45-day due diligence period from the date of the Purchase Agreement during which time the Company may terminate the Purchase Agreement without penalty. The Company can offer no assurances that this acquisition will close on the terms described herein, or at all.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trade Street Residential, Inc.

Date: June 12, 2013	By:	/s/ Bert Lopez
Bert Lopez Chief Financial Officer, Chief Operating Officer and Secretary